Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2015, with respect to the consolidated financial statements and schedule included in the Annual Report of SL Industries, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of SL Industries, Inc. on Forms S-8 (File No. 333-196403, File No. 333-175908, File No. 333-153026, File No. 333-73407, File No. 333-53274, File No. 333-00269, File No. 033-65445, and File No. 033-63681).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 17, 2015